Exhibit 99.1

January 31, 2013	Contact: James Gasior President and CEO

Press Release: Cortland Bancorp Reports Earnings

CORTLAND BANCORP (the “Company,” OTCQB: CLDB) today reported net income of $4.18 million, or $.92 per share, for the year ending December 31, 2012, versus $4.07 million for the same period a year ago, or $.90 per share. This increase of 2.65% was achieved despite the slight decline in net income for the fourth quarter, $803,000 versus $828,000 for the fourth quarter a year ago. President and Chief Executive Officer James Gasior stated, “In the midst of earnings pressures brought on by the economic downturn, interest rate compression and investment impairment issues, the Company devoted substantial attention in 2012 to profit improvement measures, balance sheet restructuring and a continued reorganization of its management structure. The Company’s management team continues to focus on measures designed to enhance capital and to provide for adequate liquidity for lending and business development purposes. New strategies are being pursued to improve market penetration and product expansion, with the objective of increasing both the interest income and non-interest income revenue base”.

Respective to the operating results, highlights of operations are as follows:

Balance Sheet

Total loans at December 31, 2012 were $319.2 million as compared to $289.1 million a year ago, a 10.4% increase. Total assets of $583.5 million at December 31, 2012 reflect an increase of 12.3% from year ago asset totals of $519.8 million with loans providing the core growth. Cumulative loan growth since December 2010 exceeds 20%, while cumulative asset growth during the same period reflects a 16.6% increase.

Net Interest Income

Net interest income, which provides the core earnings base for the Company, has improved primarily by achieving double digit loan growth. The Company has benefited in this low interest rate environment from increasing balances in the loan portfolio yielding 5.30% during the quarter in lieu of allocating funds into the investment portfolio earning 2.63%. Also, as liabilities have continued to mature and reprice at lower rates, the Company has been able to both retain and grow deposits and has recorded a 12.8% increase in balances over the past year.

Spurred by year over year loan growth of 10.4%, and the repricing of deposits at lower rates, net interest income increased $320,000 quarter over quarter and by $566,000 in 2012 versus 2011.

Asset Quality

Despite less than favorable economic conditions over the past several years, the Company has been able to grow its loan portfolio without experiencing any substantive deterioration in credit quality. Nonaccrual loans declined to $3.0 million at December 31, 2012 or .93% of loans, versus $3.6 million or 1.23% of loans at December 31, 2011 and the Company’s allowance for loan losses covers 129% of nonaccrual loans at December 31, 2012. Annual net loan charge-offs were .12% of average loans in 2012 and .24% for 2011. The allowance for loan loss to total loans ratio was 1.20% at December 31, 2012 versus 1.06% a year ago.

Mr. Gasior noted, “With the fragile state of today’s economy, it is prudent to address the potential for losses based upon worsening conditions. The Company proactively continues to set aside reserves for future losses, both in the allowance for loan losses and capital. The Company was able to do this and still achieve improved operating results.”

For the current quarter, the provision for loan losses was $200,000, with no net charge-offs. Provision expense was maintained in recognition of loan growth and a changing composition of the loan portfolio as the Company takes aim at managing its balance sheet with a commercially oriented focus.

Non Interest Income

With the addition of substantial mortgage banking gains, the Company was able to continue to improve non-interest income overall. Non-interest income year over year increased by $761,000, and by $69,000 quarter over quarter.

The wholesale mortgage unit, CSB Mortgage Company, which was formed late last year specifically as a result of strategic initiatives aimed at improving overall profitability, saw mortgage banking gains reach $1.8 million in 2012 versus $162,000 in 2011. Fourth quarter 2012 gains were $335,000 versus $101,000 in the fourth quarter 2011.

The improvement in mortgage banking gains was partially offset by losses on investment securities which had been previously recognized as impaired and/or which required the Company to maintain a higher level of risk weighted assets for regulatory capital ratio purposes. Net investment securities losses for the year were $157,000. The Company recorded net investment securities gains of $680,000 in 2011.

Operating Expenses

Non-interest expenses increased 14.9% year over year, reflecting the additional personnel and other expenses to operate the mortgage banking operation and to manage the increasing lending volume generated through core bank lending operations. Likewise, non-interest expenses increased 16.4% quarter over quarter.

Further commenting on the results, Mr. Gasior stated, “Included in non-interest expenses in 2011 and 2012 are costs associated with the start-up of the mortgage banking unit, including the employment expenses of managerial personnel, administrative staff and seasoned mortgage loan originators. As the mortgage unit operations has transitioned from a start-up unit in 2011 to an evolving, growing business unit in 2012, CSB Mortgage Company has made a positive contribution to the Company’s net income on just over $235 million of originations.”

Capital and Dividends

The Company continued to increase its capital levels during 2012. With capital as the ultimate cushion to absorb any unforeseen negative consequences of the struggling economy, capital levels for banks across the industry, have been under the watchful eye of the regulators. The Company’s total shareholders’ equity increased from $45.7 million at December 31, 2011 to $50.7 million at December 31, 2012, an increase of $5.0 million or 10.9%. The Company continues to remain well capitalized under all regulatory measures. The Company’s regulatory capital ratios exceed the statutory well capitalized thresholds by a comfortable margin. In the current regulatory environment, regulatory oversight bodies expect banks to maintain ratios above the statutory levels as a margin of safety. The calculated ratios are as follows for the year ended December 31, 2012: a Tier 1 leverage ratio of 10.65% (compared to a “well-capitalized” threshold of 5.0%); a Tier 1 risk-based capital ratio of 13.63% (compared to a “well-capitalized” threshold of 6.00%); and a total risk based capital ratio of 14.57% (compared to a “well-capitalized” threshold of 10.00%).

The Company’s total risk-based capital is $18.9 million in excess of the 10% well capitalized threshold.

In October 2012 the Company announced the reinstatement of a cash dividend reflecting the growing confidence supported by strong core earnings, increasing loan production, and restored capital levels. Another $.03 per share was declared for the first quarter of 2013.

Mr. Gasior commented, “Our operating results reflect our commitment to growing loans and deposits in the markets in which we operate and in producing consistent positive earnings. On the heels of the financial crisis, we have now posted positive earnings in each of the last thirteen quarters dating back to the fourth quarter of 2009.”

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Cortland Banks, founded in 1892, the Company’s bank subsidiary, conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Geauga and Ashtabula in northeastern Ohio.

For additional information about Cortland Banks visit http://www.cortland-banks.com.

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three months ended December 31, 2012	Three months ended December 31, 2011	Twelve months ended December 31, 2012	Twelve months ended December 31, 2011
SUMMARY OF OPERATIONS
Total interest income	$5,347	$5,177	$21,015	$21,110
Total interest expense	(968)	(1,118)	(4,071)	(4,732)

Net interest income (NII)	4,379	4,059	16,944	16,378
Provision for loan losses	(200)	(324)	(1,100)	(1,196)

NII after loss provision	4,179	3,735	15,844	15,182
Investment security gains (losses) net of impairment losses	(46)	9	(157)	680
Total non-interest income (excluding investment gains or losses)	930	806	4,476	2,878
Total non-interest expense	(4,082)	(3,508)	(15,488)	(13,475)

Income before tax	981	1,042	4,675	5,265
Income tax	178	214	495	1,193

Net income	$803	$828	$4,180	$4,072

PER COMMON SHARE DATA
Net income, both basic and diluted	$0.17	$0.18	$0.92	$0.90
Book value	11.21	10.10	11.21	10.10

BALANCE SHEET DATA
Assets	$583,507	$519,830	$583,507	$519,830
Investments	184,646	185,916	184,646	185,916
Loans	319,202	289,096	319,202	289,096
Loans held for sale	24,756	947	24,756	947
Deposits	476,901	422,765	476,901	422,765
Borrowings	46,051	42,273	46,051	42,273
Subordinated debt	5,155	5,155	5,155	5,155
Shareholders’ equity	50,719	45,719	50,719	45,719

AVERAGE BALANCE SHEET DATA
Average assets	$561,542	$496,192	$528,079	$492,909
Average loans	300,756	266,223	287,728	261,078
Average loans held for sale	21,439	10	13,311	3
Average deposits	453,678	403,291	424,337	395,561
Average equity	50,269	44,851	48,602	44,589

ASSET QUALITY RATIOS
Loan charge-offs	(43)	(341)	(495)	(832)
Recoveries on loans	51	17	162	193

Net charge-offs	8	(324)	(333)	(639)

Net charge-offs as a percent of total average loans	-0.01%	0.49%	0.12%	0.24%
Loans 30 days or more beyond their contractual
due date as a percent of total loans	1.02%	1.40%	1.02%	1.40%
Loan loss reserve as a percent of total loans	1.20	1.06	1.20	1.06
Non-accrual loans as a percent of total loans	0.93	1.23	0.93	1.23

FINANCIAL RATIOS
Return on average equity	6.39%	7.38%	8.60%	9.13%
Return on average assets	0.57	0.67	0.79	0.82
Effective tax rate	18.14	20.54	10.59	22.66
Net interest margin	3.44	3.64	3.58	3.72
Efficiency ratio	76.89	72.11	72.31	69.98

CAPITAL RATIOS
Total risk-based capital to risk-weighted assets	14.57%	14.18%	14.57%	14.18%
Tier 1 capital to risk-weighted assets	13.63	13.37	13.63	13.37
Tier 1 capital to average assets	10.02	10.39	10.65	10.47